Exhibit 10.42

Execution Copy

e-TRX LIMITED

AND

HOGG ROBINSON PLC

AMENDED AND RESTATED SOFTWARE SUPPORT

AGREEMENT

THE AMENDED AND RESTATED SOFTWARE SUPPORT AGREEMENT, is made effective as of January 1st 2004

BETWEEN

(1)	e-TRX LIMITED, a company incorporated in England and Wales under number 3841799, having its registered office at Sutherland House, Russell Way, Crawley RH10 1UH(“ETRX”); and

(2)	HOGG ROBINSON plc , a company incorporated in England and Wales under number 756582 whose registered office is at Abbey House, 282 Farnborough Road, Farnborough, Hampshire, GU14 7NJ (“HR”)

WHEREAS

Pursuant to the Amended and Restated Software Licence as defined below, ETRX has granted to HR the right and licence to use certain software programs and related user documentation.

Under this Agreement which amends and restates (but does not terminate) the Software Support Agreement between the parties dated February 18th 2000, ETRX agrees to provide on-going support for certain of the software products licensed under the Amended and Restated Software Licence, subject to the terms and conditions hereinafter provided.

1.	DEFINITIONS

In this Agreement:

1.1	Amended and Restated Software Licence means the sub-licence by ETRX of one or more Products to HR;

1.2	Effective Date means 1st January 2004;

1.3	Enhancement means changes to the Product that provide additional features and/or functionality, expanding the capabilities of the Product, or which so significantly expand a function as to be considered a new function;

1.4	Group means, in relation to a company, that company and each subsidiary of the company and its subsidiaries for the time being;

1.5	Improvements means new functionality that addresses areas that were not covered in the Initial Software Release for the Product, or which so significantly expand a function as to be considered a new function;

1.6	Modification means changes to the Product that affect existing functionality. Normally this includes streamlining processes, revising screens for clarity, etc;

1.7	Product means the software product known as Highlighter which is licensed to the HR under the Amended and Restated Software Licence;

1.8	Services means the services to be provided by ETRX to HR under this Agreement;

1.9	Site means the location(s) of HR where Software is installed;

1.10	Software means, collectively, all of the Software Releases provided by ETRX from time to time, with respect to the Product(s);

1.11	Software Release means a complete or partial delivery of one or more Products. Normally on magnetic media, but may be transmitted electronically, as agreed between the parties. There are several kinds of Software Releases as listed below:

1.11.1	Initial Software Release means the initial delivery of the Product(s) licensed from Technology Licensing Company LLC;

1.11.2	Upgrade Release (Upgrade) means changes to the Product delivered after the Initial Software Release.

1.11.3	Corrective Release (Fix) means changes to the Product delivered to correct a bug that impairs the normal operation of the Product. May be included as part of an Upgrade Release, or covered under a support agreement;

1.12	Value Added Tax means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere;

1.13	In this Agreement, a reference to:

1.13.1	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before/whether before or after the date of this Agreement and any subordinate legislation made or other thing done under the statutory provisions before/whether before or after the date of this Agreement;

1.13.2	a document is a reference to that document as modified from time to time;

1.13.3	a person includes a reference to a government, state, state agency, corporation, body corporate, association or partnership;

1.13.4	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.13.5	the singular includes the plural and vice versa unless the context otherwise requires;

1.13.6	a clause or schedule, unless the context otherwise requires, is a reference to a clause of a schedule to this Agreement.

1.13.7	“includes”, “including” and similar terms, means “includes but is not limited to”.

1.14	The headings in this Agreement do not affect its interpretation.

2.	SOFTWARE MAINTENANCE AND SUPPORT SERVICES

2.1	Services Provided: During the Term, ETRX will provide the following maintenance and support services to HR, and by prior written agreement between the parties to HR’s customers, for the Software between the hours of * UK time, Monday to Friday, excluding English bank holidays.

TELEPHONE SUPPORT: ETRX will provide reasonable consultation and support by telephone in response to inquiries from HR, and HR’s customers by prior written agreement between the parties hereto, regarding the operation of the Software, including both technical and user issues, and consultation on how to use the Software to meet particular needs. Telephone support by ETRX is however not intended to be a substitute for reviewing the related user and technical documentation. ETRX reserves the right to limit HR’s access to telephone support in the event the personnel requesting such support are not of reasonable knowledge and experience in the circumstances. In any event, ETRX shall be entitled to charge for telephone support     *     during any month at the rates listed in Schedule 2.

SOFTWARE RELEASES: During the term of this Agreement:

(i)	Where no charge is made by ETRX to other licensees of the Software for Upgrades, Corrective Releases, Enhancements, Improvements and Modifications made to the Software, ETRX shall provide to HR such Upgrades, Corrective Releases, Enhancements and Modifications made to the Software * .

(ii)	Where ETRX charges other licensees of the Software for Upgrades, Corrective Releases, Enhancements, Improvements and Modifications made to the Software, ETRX shall provide to HR such Upgrades, Corrective Releases, Enhancements and Modifications made to the Software * .

All Software Releases, Modifications, Enhancements and Improvements furnished under this Agreement shall be subject to the licence and restrictions set forth in the Amended and Restated Software Licence. HR acknowledges that, save as provided for in the Amended and Restated Software Development Agreement between the parties of such date herein, ownership of all Software Releases, Modifications, Enhancements and Improvements furnished under this Agreement and of the intellectual property rights therein remains vested in ETRX or its licensor, and HR shall not acquire any further rights than are conferred on it in the Amended and Restated Software Licence.

ERROR CORRECTION: In the event HR encounters an error, bug or malfunction in the Software, HR shall promptly provide written notice to ETRX, describing the problem and indicating the severity of same. ETRX shall verify the cause of the problem, and if it is not the result of any excluded cause listed herein, ETRX’s sole obligation shall be to use commercially reasonable efforts to correct

* CONFIDENTIAL TREATMENT REQUESTED

the reported problem within a commercially reasonable period of time. ETRX MAKES NO REPRESENTATION OR WARRANTY THAT ALL BUGS, ERRORS OR MALFUNCTIONS CAN BE CORRECTED, NOR THAT THE SOFTWARE WILL OPERATE ERROR FREE.

2.2	On-Site Support: ETRX shall provide on-site support pursuant to this Agreement only by prior written agreement between the parties. ETRX may agree to provide on site support pursuant to this Agreement to HR customers. If the parties agree that ETRX shall provide such on-site support, either to HR or HR’s customers, HR shall bear all of ETRX’s out-of-pocket expenses for travel, lodging, meals, etc.

2.3	Additional Support Hours: Maintenance and support services provided other than between the hours specified in Clause 2.1 above are not covered under this Agreement and, if such services are requested by HR and made available by ETRX, they will be provided at an additional cost to HR, at the rates set forth in Schedule 2.

2.4	Other Services: ETRX can provide other training and consultation services. Any such services shall be performed under a separate agreement, if any, negotiated by the parties.

2.5	ETRX Representatives. ETRX shall appoint two ETRX Representatives (as set out at Schedule 1) who will be the contact persons through which all support and/or problem communications will be made. ETRX may, from time to time, change one or both of the designated Representatives, which change shall be effective only upon HR’s receipt of written notice thereof. There shall be two ETRX Representatives unless otherwise agreed in writing between the parties.

3.	EXCLUSIONS

3.1	Current Releases: ETRX’s obligation to provide support and maintenance services extends only to the then-current and the immediately preceding Software Release for the Product.

3.2	Hardware: This Agreement does not cover the maintenance and/or service of accessories, attachments, machines, or other devices, or any computer hardware used by HR. Problems to the extent that they are due to (i) computers, hardware parts, replacements, additions, accessories and attachments, used to operate the Software or operation of the Software under adverse environmental or electrical conditions; (ii) attempts by persons other than ETRX employees or representatives to repair, maintain or modify the Software, unless approved by ETRX; or (iii) any other cause wholly outside the control of ETRX; are excluded from ETRX’s obligations and responsibilities under this Agreement. If the Amended and Restated Software Licence limits HR’s use of the Software to a particular computer or computers, ETRX shall not be obliged to provide support for Software operated on other computers or equipment.

3.3	Causes of Damage: Causes of damage to the Software excluded from ETRX’s obligations and responsibilities under this Agreement include, but are not limited to, the following:

(a)	Damage due to operation above ninety (90) degrees Fahrenheit for any period of time.

(b)	Any physical damage to the Software, including, without limitation, components dropped and liquids spilled on or into components or media.

(c)	Damages due to momentary excessive voltage surges or operation of the Software at excessive voltage levels.

(d)	Damage due to lightning strikes.

(e)	Damage due to any changes or alterations made to the Software by anyone other than employees or representatives of ETRX, unless such changes were authorised in writing or electronic mail by ETRX.

(f)	Damages due to use of the Software in any manner not contemplated in the Amended and Restated Software Licence, or failure to use the Software in accordance with any instructions provided by ETRX or in the Software’s documentation.

If the Software is damaged by any cause excluded under this Agreement, including failure to comply with any of the terms and conditions of this Agreement or the Amended and Restated Software Licence, ETRX may, but will have no obligation to, perform support services at the current support rate.

4.	RESPONSIBILITIES OF HR

4.1	General: Through the initial and any renewal term(s) of this Agreement, and as a condition of ETRX’S obligation to provide Services under this Agreement, HR agrees that it will:

4.1.1	Provide all information reasonably requested by ETRX to assist in identifying and solving reported errors.

4.1.2	Ensure that appropriate environmental conditions are maintained for the Software including all Releases.

4.1.3	Follow, in all material respects, all of ETRX’s installation, operation and maintenance instructions, including the installation of all Software Releases and ensure that the Software, including all Software Releases, is operated in a proper manner by its employees.

4.1.4	Provide ETRX personnel all necessary access (including remote access via modem) to the Software and all related equipment and components during reasonable business hours or in the case of emergency or out-of-hours downtime outside reasonable business hours, and provide adequate communications facilities to enable ETRX to perform its maintenance and support services hereunder.

4.1.5

Designate two HR Representatives (as set out at Schedule 1) who will be the contact persons through which all support and/or problem communications will be made. HR may, from time to time, change one or both of the designated Representatives, which change shall be effective only upon ETRX’s receipt of written notice thereof. There shall be two HR Representatives unless otherwise agreed in writing between the parties. HR shall ensure that any appointed HR Representative is knowledgeable in the operation and use of the Product(s), and with all operating system(s) and hardware installed at the HR Site.

4.1.6	Notify ETRX of any potential safety or health hazards that may exist at HR’s facilities and of any safety procedures to be followed there.

4.1.7	Prior to the commencement of any services by ETRX hereunder, including the installation of any Release, Modifications, Enhancements, Improvements, Upgrade or Fix, HR will perform a complete backup of all programs and data stored on each computer on which the Software is installed and the backup copies of such programs and data shall be stored on external media.

4.2	Where upon the agreement of the parties hereto services are to be provided directly by ETRX to HR’s customers, on behalf of HR, HR shall use reasonable endeavours to ensure that its customers comply with the obligations on HR set out in this Clause 4.

4.3	Communication Costs: ETRX will bear a reasonable degree of communications costs in connection with its obligations hereunder. Should ETRX’s proven costs in communicating with HR exceed * in any given month, then HR agrees to pay any amount in excess of this * limit unless such amount is escalated to the JOC in accordance with the escalation provisions herein.

5.	FEES AND PAYMENT TERMS

5.1	Annual Fee: The annual maintenance fee for the * of this Agreement is stated in Schedule 2. * . In connection with any renewal of this Agreement, ETRX shall be entitled to * .

5.2	Taxes: The Annual Fee does not include any charge for Value Added Tax and ETRX is solely responsible for paying any and all Value Added Tax arising in connection with the Services.

5.3	Both parties agree to take all reasonable steps to minimize taxes, which might be assessed on either party based on the parties’ performance hereunder.

5.4

Billing Payment:     *    . ETRX shall be entitled to charge interest on all amounts not paid on the Due Date at the rate of 2% above Barclays Bank plc base rate, from time to time in force. ETRX has the right to suspend performance of the Services after having given HR not less than 10 days’ written notice if payment of

* CONFIDENTIAL TREATMENT REQUESTED

the Annual Fee and/or other rates and charges remains outstanding for more than 20 days following the Due Date.

If HR disputes any invoice (in whole or in part) in good faith, HR may withhold the disputed sums as provided for in Clause 5.5, and shall pay the undisputed sums as provided for above. The dispute resolution procedure set out in Clause 11 (the “Dispute Resolution Procedure”) will be applied in respect of all disputed sums.

5.5	In the event that any payments hereunder become due and payable by one party (the “Owing Party”) at a time when there is a bona fide claim (ie a disputed or overdue payment as opposed to a sum owing in the normal course) against the other party (the “Owed Party”) by the Owing Party, the Owing Party shall be entitled to pay any such sum into a joint interest-bearing deposit account in the joint names of Owing Party’s solicitors and the Owed Party’s solicitors (the “Escrow Account”) pending resolution of such claim in accordance with the Dispute Resolution Procedure. Upon resolution of such claim the Owed Party shall be entitled to payment from the Escrow Account of an amount which does not exceed the amount due to it from the Owing Party in relation to the resolved claim, with the balance standing to the credit of the Escrow Account being payable to the Owing Party. Interest accrued in the Escrow Account shall be apportioned pro rata between the payments made out of the Escrow Account as referred to above.

6.	WARRANTIES AND LIMITATION OF LIABILITY

6.1	ETRX warrants to HR that its services will be provided with reasonable skill and care.

6.2	THE FOREGOING, IS THE SOLE AND EXCLUSIVE WARRANTY MADE BY ETRX HEREUNDER, ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED AND INCLUDING ANY WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, BEING HEREBY FULLY DISCLAIMED.

6.3	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF, OR ARISING OUT OF HR’S POSSESSION OF, USE OF OR INABILITY TO USE THE SOFTWARE. ETRX WILL NOT BE LIABLE DIRECTLY TO ANY THIRD PARTY FOR ANY CLAIM AGAINST HR BY THAT THIRD PARTY.

6.4

SUBJECT TO CLAUSE 9.6, IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY DAMAGES OR INJURIES TO HR EVER EXCEED THE FEES PAID TO HR UNDER THIS AGREEMENT DURING THE TWELVE MONTHS THAT IMMEDIATELY PRECEDE THE ACT OR OMISSION WHICH GAVE RISE TO THE CLAIM, REGARDLESS OF THE FORM OF ACTION, EVEN IF THAT LOSS OR DAMAGE WAS REASONABLY FORESEEABLE OR EITHER PARTY WAS AWARE OF THE POSSIBILITY OF THAT LOSS OR DAMAGE ARISING, AND WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE, PROVIDED THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS

CLAUSE SHALL NOT APPLY TO ANY LIABILITY ARISING FROM FRAUD OR ANY DEATH OR PERSONAL INJURY OCCURRING AS A RESULT OF NEGLIGENCE.

7.	FORCE MAJEURE

7.1	Provided that a party makes reasonable disaster recovery and business continuity arrangements, and in the case of ETRX, in accordance with the provisions and discharge of responsibility for such disaster recovery and business continuity arrangements set forth in the Amended and Restated Service Bureau Software Services Agreement between the parties of even date herewith, if that party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations (other than the payment of monies) under this Agreement by a Force Majeure Event:

7.1.1	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

7.1.2	as soon as reasonably possible after the start of the Force Majeure the Affected Party shall notify the other party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

7.1.3	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

7.1.4	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

7.2	If the Force Majeure Event continues for more than three months starting on the day the Force Majeure Event starts, the non-Affected Party may terminate this Agreement by giving not less than 30 days’ written notice to the Affected Party.

7.3	In Clause 7, “Force Majeure Event” means an event beyond the reasonable control of the Affected Party including, without limitation, act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, regulation or direction, accident or breakdown of plant or machinery which is not due to the negligence of the Affected Party, fire, flood and storm.

8.	TERM AND TERMINATION

8.1	This Agreement is coterminous with the Amended and Restated Software Licence unless earlier terminated as provided for herein.

8.2	A party (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other party (the “Breaching Party”) on or at any time after the occurrence of an event specified in Clause 8.3 in relation to the Breaching Party.

8.3	The events are:

8.3.1	the Breaching Party being in material breach of an obligation under this Agreement and, if the breach is capable of remedy, failing to remedy the breach within 30 days starting on the day after receipt of written notice from the Initiating Party giving details of the breach and requiring the Breaching Party to remedy the breach;

8.3.2	the Breaching Party passing a resolution for its winding up or a court of competent jurisdiction making an order for the Breaching Party’s winding up or dissolution;

8.3.3	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Breaching Party;

8.3.4	the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally;

8.4	This Agreement shall automatically terminate upon the termination, cancellation or expiration of the Amended and Restated Software Licence. Upon the termination of this Agreement in such circumstances, HR shall be entitled to receive a prorated proportion of the Annual Fee paid, unless the agreement has been terminated as a result of HR’s breach.

8.5	Such provisions of this Agreement as are required to survive its termination or expiry in order to give full force and effect to the rights and obligations of the parties hereunder shall be deemed to so survive.

8.6	Upon any termination or expiration of this Agreement, all amounts then owed to ETRX shall become immediately due and payable and ETRX shall be entitled to retain all amounts previously paid under this Agreement. HR shall return to ETRX all Confidential Information (as defined hereunder) and all other software, materials or documentation which are the property of ETRX or its licensor, and shall provide ETRX with written confirmation that it has complied with the terms of this Clause.

9.	CONFIDENTIALITY

9.1	During the course of this Agreement a party (the “Receiving Party”) may come into possession of technology, computer software, documentation, trade secrets, products, copyrights or other confidential and proprietary information (“Confidential Information”) of the other (the “Disclosing Party”).

9.2	The Receiving Party:

9.2.1	may not use Confidential Information for a purpose other than the performance of its obligations under this Agreement;

9.2.2	may not disclose Confidential Information to a person except with the prior written consent of the Disclosing Party or in accordance with Clauses 9.3 and 9.4; and

9.2.3	shall make commercially reasonable efforts to prevent the use or disclosure of Confidential Information.

9.3	The Receiving Party may disclose Confidential Information to any of its Group members, directors, other officers, employees and sub-contractors (a “Recipient”) to the extent that disclosure is desirable for the purposes of this Agreement.

9.4	The Receiving Party shall ensure that a Recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall be liable for any and all acts or omissions of its Recipient which violate the Receiving Party’s obligations of confidentiality hereunder.

9.5	Clauses 9.2 to 9.4 do not apply to Confidential Information which:

9.5.1	is at the date of this Agreement, or at any time after that date becomes, publicly known other than by the Receiving Party’s or Recipient’s breach of this Agreement;

9.5.2	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

9.5.3	was developed by the Receiving Party or another member of its Group independently from and without reference to the Confidential Information of the Disclosing Party or any member(s) of its Group; or

9.5.4	is required to be disclosed by law or any regulatory authority.

9.6	The Receiving Party’s obligation with respect to the Confidential Information of the Disclosing Party shall survive the termination or expiry of this Agreement, and Clause 7.4 shall not apply to breaches of this Clause 9.

10.	JOINT OVERSIGHT COMMITTEE

10.1	The parties will (except to the extent that the Dispute Resolution Procedure is applied) address all ongoing issues hereunder through the process detailed in Clause 13 of the Amended and Restated Service Bureau Software Services Agreement.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	This Agreement is governed by and shall be construed in accordance with English law.

11.2	Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Managing Director of ETRX and the Program Director of HR will attempt to reach an amicable resolution. If either of them reasonably determines that an amicable resolution cannot be reached, they shall submit such dispute in writing (a “Dispute Notice”) to the CEO of TRX Inc and the Business Technology Director of HR (the “Management Representatives”), who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

11.3	Escalation. Except as otherwise provided in this Agreement, neither party shall be permitted to bring proceedings against the other (save for injunctive relief) until the earlier of (i) the date the Management Representatives conclude in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty days from the date of submission of a Dispute Notice by either party.

11.4	The courts of England and Wales have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

11.5	Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum.

12.	GENERAL

12.1	This Agreement, together with the Schedules and any other exhibits attached hereto and referenced herein, and the Amended and Restated Software License Agreement contains the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes any and all previous agreements, understandings and communications, whether written or oral. Any subsequent amendments and/or additions hereto must be in writing and signed by both parties.

12.2	Headings and paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

12.3	Neither party may assign its rights under this Agreement without the prior written consent of the other.

12.4	If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement which shall remain in force.

12.5	No waiver of any provision of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. A waiver must be in writing and signed by the waiving party to be effective.

12.6	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in this clause and may be:

12.6.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

12.6.2	sent to the relevant address by prepaid registered mail with advance telefax, in which case it shall be deemed to have been given 2 business days after the date of posting (business days meaning any day on which commercial banks in London are fully open for business).

12.7	The addresses and other details of the parties referred to in this clause are, subject to notification of change, as below:

Name:	Hogg Robinson

For the attention of:	The Company Secretary

Address:	Global House, Victoria Street, Basingstoke, Hampshire, RG21 3BT

Fax number:	01256 325229

Name:	e-TRX Limited

For the attention of:	Managing Director

Address:	Sutherland House Russell Way Crawley West Sussex RH 10 1UH

with a copy to:

Name:	TRX, Inc. (on behalf of any and all of the TRX Party)

For the attention of:	President with a copy to Ralph Manaker (General Counsel and Executive VP)

Address:	6 West Druid Hills Drive Atlanta, Georgia 30329 U.S.A.

Fax number:	001 404 814 2967

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement.

e-TRX LIMITED		HOGG ROBINSON plc

By:	/s/ Ralph Manaker	By:	/s/ Hogg Robinson plc

SCHEDULE 1

Description of Software Supported

The Software supported shall be that set out at Schedule 1 to the Amended and Restated Software Licence

Designation of ETRX Representatives:

Name	Tel#	Title
*	*	Product Manager

Designation of HR’s Representatives:

Name	Tel#	Title
*	*	Programme Manager

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

    *     (as at Effective Date of this agreement):

    *

Charges for Additional Services

*

* .

    *    .

* CONFIDENTIAL TREATMENT REQUESTED